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                                                                   EXHIBIT 99.01
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FOR IMMEDIATE RELEASE


                                        FOR MORE INFORMATION CONTACT:

                                        Mark C. Brown, Senior Vice President and
                                        Chief Financial Officer
                                        (703) 247-2514

                                        Sonya Udler, Vice President,
                                        Corporate Communications
                                        (703) 247-2517
                                        sonya.udler@strayer.edu


                STRAYER EDUCATION, INC. FILES THREE MILLION SHARE
                       SECONDARY OFFERING OF COMMON STOCK

ARLINGTON, Va., February 3, 2004 - Strayer Education, Inc. (the "Company") (Nasdaq: STRA) announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed secondary offering of three million shares of common stock. The Company will not receive any of the proceeds of the offering.

The common shares proposed to be offered for sale will result from the conversion of convertible preferred stock and the partial exercise of an option currently held by New Mountain Partners, L.P., New Mountain Strayer Trust and MidOcean Capital Investors, L.P. The selling shareholders are expected to grant the underwriters an option to purchase an additional 450,000 shares of common stock to cover over-allotments, if any. This filing is being made pursuant to the exercise of existing registration rights held by the selling shareholders. After giving effect to the offering excluding the over-allotment, the selling shareholders will continue to own approximately 13% of Strayer's equity securities.

The managing underwriters for the offering are Credit Suisse First Boston, Banc of America Securities LLC, JPMorgan, Legg Mason Wood Walker Incorporated, Lehman Brothers and Thomas Weisel Partners LLC.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. When available, copies of the prospectus relating to the offering may be obtained from Credit Suisse First Boston, 11 Madison Avenue, New York, NY, 10010 (tel: 212 325-2000).


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Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to more than 20,000 working adult students at 25 campuses in Maryland, North Carolina, Pennsylvania, Tennessee, Virginia and Washington, D.C. and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc., visit www.strayereducation.com and for Strayer University visit www.strayer.edu.





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